Exhibit 12.1

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

	American Realty Capital Properties, Inc.						ARC Predecessor Companies
	9-months ended		Year Ended		September 6, 2011		January 1, 2011		Year Ended				June 5, 2008
Period:	September 30, 2013 (2)		December 31, 2012 (2)		to December 31, 2011		to September 5, 2011		December 31, 2010		December 31, 2009		to December 31, 2008
Earnings
Pre-tax loss from continuing operations	(248,840)		(38,700)		(1,759)		(5,302)		(7,421)		(8,614)		(1,182)
Add:
Fixed charges	33,887		12,220		924		7,941		10,805		6,963		1,608

Total Earnings	(214,953)		(26,480)		(835)		2,639		3,384		(1,651)		426

Fixed charges
Interest expensed and capitalized (1)	25,374		11,856		924		7,941		10,805		6,963		1,608

Preference security dividend requirements	8,513		364		—		—		—		—		—

Total Fixed Charges	33,887		12,220		924		7,941		10,805		6,963		1,608

Ratio of Earnings to fixed charges calculation	(6.34	)x	(2.17	)x	(0.90	)x	0.33	x	0.31	x	(0.24	)x	0.26	x
Deficiency	248,840		38,700		1,759		NA		NA		8,614		NA

(1)	Interest expensed includes amortization of premiums and discounts on borrowings and amortization of capitalized expenses related to indebtedness.

(2)	On February 28, 2013, American Realty Capital Properties, Inc. merged with American Realty Capital Trust III, Inc. The ratios for this period are presented as if the companies were reporting on a combined basis.